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            PROTECTIVE  LIFE  INSURANCE  COMPANY  P. O. BOX 10648
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                     BIRMINGHAM,  ALABAMA    35202-0648
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                        ANNUAL RESET DEATH BENEFIT RIDER
           INCLUDING WAIVER OF SURRENDER CHARGES FOR TERMINAL ILLNESS
                           OR NURSING HOME CONFINEMENT

We are amending the Contract to which this rider is attached by adding the following provisions and making them a part of the Contract as of its Effective
Date:

ANNUAL RESET DEATH BENEFIT - We will determine an annual reset anniversary value on each Contract Anniversary occurring before the earlier of the deceased Owner's 80th birthday or the deceased Owner's date of death. Each annual reset anniversary value is equal to the sum of: the Contract Value on that Contract Anniversary; plus all Purchase Payments since that Contract Anniversary; minus all amounts surrendered including associated surrender charges since that Contract Anniversary.

The death benefit will equal the greatest of: (1) the Contract Value; or (2) aggregate Purchase Payments less aggregate surrenders including associated surrender charges; or (3) the greatest annual reset anniversary value attained.

WAIVER OF SURRENDER CHARGES - We will waive any applicable surrender charge if, at any time after the first Contract Year:

     (1) you are first diagnosed as having a terminal illness by a physician that is not related to you or the Annuitant; or,

     (2) you enter, for a period of at least ninety (90) days, a facility which is both
          (a)  licensed by the state; and,
          (b) qualified as a skilled nursing home facility under Medicare or Medicaid.

The term "terminal illness" means that you are diagnosed as having a non-correctable medical condition that, with a reasonable degree of medical certainty, will result in your death in less than 12 months. A "physician" is a medical doctor licensed by a state's Board of Medical Examiners, or similar authority in the United States, acting within the scope of his or her license. Written proof of a terminal illness satisfactory to the Company must be submitted. The Company reserves the right to require an examination by a physician of its choice.


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Once the waiver of surrender charges has been granted no surrender charges will apply to the Contract in the future and no additional Purchase Payments will be accepted by the Company.

If any Owner is not an individual, the Waiver of Surrender Charge provisions will apply to the Annuitant.

SUSPENSION OF BENEFITS - For a period of one year after any change of ownership involving a natural person, the death benefit will equal the Contract Value and the surrender charges will not be waived under the provision above.

Signed for the Company as of the Effective Date.

PROTECTIVE LIFE INSURANCE COMPANY

      /s/ Deborah J. Long

            Secretary


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